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                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors
Sagent Technology, Inc.:

We consent to the inclusion in this registration statement on Form S-1 of Sagent Technology, Inc. of our report dated February 5, 2001, except as to Note 15, which is as of March 5, 2001, relating to the consolidated balance sheet of Sagent Technology, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year then ended, and related financial statement schedule as of and for the year ended December 31, 2000.

We also consent to the reference to our firm under the heading "Experts" in this registration statement.

                                        /s/ KPMG LLP

Mountain View, California
August 31, 2001